Exhibit 99.1

Royal Gold Reports Record Revenue and Free Cash Flow
for Fiscal Second Quarter 2010

•	Quarterly royalty revenue was $34.7 million, up 138% year-over-year

•	Free cash flow[1] was $28.6 million, representing 82% of total revenue and a 149% increase year-over-year

•	Gold royalties accounted for 84% of second quarter fiscal 2010 revenue

•	Andacollo transaction completed and commercial production expected by mid-year 2010

•	Plan of Arrangement with International Royalty Corporation proceeding as expected

DENVER, COLORADO. FEBRUARY 4, 2010: ROYAL GOLD, INC. (NASDAQ: RGLD; TSX:RGL) today announced net income attributable to Royal Gold stockholders of $9.6 million, or $0.24 per basic share, on record royalty revenue of $34.7 million for the second quarter of fiscal 2010.  This compares to net income attributable to Royal Gold stockholders for the second quarter of fiscal 2009 of $21.4 million, or $0.63 per basic share, on royalty revenue of $14.6 million. For the six-month period ended December 31, 2009, royalty revenue was $60.9 million and net income attributable to Royal Gold stockholders was $16.7 million, or $0.41 per basic share. This compares to royalty revenue of $30.7 million and net income, attributable to Royal Gold stockholders, of $27.1 million, or $0.80 per basic share, for the six-month period ended December 31, 2008.

Second quarter and six-month net income attributable to Royal Gold stockholders for fiscal 2009 include the effects of a one-time gain of $31.5 million, or $0.60 per basic share after taxes, resulting from the Company's restructuring of the royalties at the Cortez Pipeline Mining Complex on October 1, 2008, in connection with the Company’s acquisition of Barrick Gold’s royalty portfolio.

Higher revenues for the second quarter were largely driven by increased production at Taparko, Cortez, Leeville, and Mulatos as well as higher year-over-year gold and copper prices.

[1]
The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and impairment of mining assets, if  any, less non-controlling interests in operating income from consolidated subsidiary (see, Schedule A).

Gold prices averaged $1,100 per ounce during the quarter, compared with $795 per ounce in the prior year quarter.

Free cash flow for the current quarter was a record $28.6 million, representing 82% of revenues.  This was an increase of 149% compared to free cash flow of $11.5 million or 79% of revenues for the prior year comparable quarter.

As of December 31, 2009, the Company had net working capital of $346.6 million.  Current assets were $354.4 million (including $316.8 million in cash and equivalents), compared to current liabilities of $7.8 million, resulting in a current ratio of 45 to 1.

“Royal Gold had another great quarter due to strong production at our principal royalty properties and higher metal prices,” said Tony Jensen, President and CEO.  “These record financial results are prior to receiving any meaningful results from our Peñasquito and Andacollo royalties which are in the construction and commissioning stage.  We look forward to the significant role these properties will play in the future growth of the Company as they ramp up to full production in calendar 2010.”

RECENT DEVELOPMENTS

Peñasquito

Goldcorp reported that ore throughput rates for the first sulfide processing line have reached operational production levels and construction of the second sulfide processing line is on schedule for completion in the third calendar quarter of 2010. Goldcorp also stated that production of both lead and zinc concentrates has ramped up consistent with expectations and that achievement of commercial production for the sulfide Line 1 and Line 2 remains on track for the third calendar quarter of 2010.

Andacollo

In January 2010, the Company announced the closing of the Andacollo transaction with Teck Resources (“Teck”).   Total consideration for the transaction was approximately $218 million in cash and 1.2 million shares of Royal Gold common stock.  Royal Gold will receive 75% of the gold produced from the sulfide portion of the Andacollo copper and gold deposit, located in Chile, until 910,000 payable ounces of gold have been sold, after which Royal Gold will receive 50% of all future payable gold production from the property.

Teck reported that ore has been introduced to the mill and shipment of copper concentrate is expected to commence in April of this year.  Full commercial production is expected to be reached in the first half of calendar 2010.

Plan of Arrangement with International Royalty Corporation

On December 18, 2009, Royal Gold and International Royalty Corporation (“IRC”) announced a Plan of Arrangement (“Arrangement”) whereby Royal Gold would acquire all of the issued and outstanding common shares of IRC.  Under the Arrangement, IRC shareholders may elect to receive either C$7.45 in cash or 0.1385 common shares of Royal Gold or a combination of both, subject to a maximum of US$350 million in cash and a maximum of 7.75 million common shares of Royal Gold.  If IRC shareholders elect to receive more than approximately US$314 million in cash, the number of Royal Gold common shares issued will be reduced on a pro-rated basis until such cash election reaches a maximum of US$350 million.  Assuming the maximum share election, the consideration under the Arrangement will consist, on average, of 0.0771 Royal Gold common shares plus US$3.12 in cash for each fully diluted IRC common share, implying 56% share consideration.  Assuming the maximum cash election, the consideration under the Arrangement will consist, on average, of 0.0700 Royal Gold common shares plus US$3.48 in cash for each fully diluted IRC common share, implying 51% share consideration.

Royal Gold has entered into voting agreements with all of IRC’s directors and senior officers, and with several significant IRC shareholders under which they have agreed to vote their shares in favor of Royal Gold’s acquisition of IRC.  Collectively, the shareholders subject to the voting agreements represent approximately 34% of IRC’s common shares on a fully-diluted basis.

An Interim Order was obtained from the Ontario Superior Court of Justice to conduct a special meeting of the IRC shareholders.  The special meeting will be held on February 16, 2010, at 9:00 a.m. MST, at the Inverness Hotel and Conference Center, Evergreen Room, 200 Inverness Drive West, Englewood, Colorado.

Term Loan

On January 21, 2010, Royal Gold announced that it had obtained a new $100 million secured term loan from HSBC Bank USA, National Association, available in connection with the closing of the Arrangement between Royal Gold and IRC.  HSBC Securities (USA) Inc. acted as sole lead arranger for the loan.

The loan will mature 18-months from the funding date with principal repayments equal to 10% of the funded amounts scheduled to occur every three months.  The interest rate on the loan is LIBOR plus 2.25%.  Funding under the $100 million term loan is subject only to delivery of a borrowing notice and certificates by Royal Gold and certain of its subsidiaries which will guarantee the loan.

Taparko

Production has improved at Taparko such that High River has notified the Company that Somita is attempting to satisfy the Completion Test, as defined in the Funding Agreement.  The Completion Test commenced on December 1, 2009 and will continue for 90 days.

Pursuant to the Amended and Restated Funding Agreement dated February 22, 2006 (the “Funding Agreement”), between Royal Gold, Inc. and Somita SA (“Somita”), a 90% owned subsidiary of High River and the operator of Taparko, Somita is in breach of certain obligations under the Funding Agreement.  As security for the Company’s investment in Somita, two of High River’s subsidiaries have pledged their equity interests in Somita and High River (West Africa) Ltd., the corporate parent of Somita.   This pledge will remain in effect until certain production and performance standards have been attained at the Taparko mine, sufficient to satisfy the Completion Test.  Thereafter, if Somita satisfies the requirements of the Completion Test, the pledge of the equity interests in Somita and its corporate parent (High River (West Africa) Ltd.) will terminate and this security will be released.

In addition, Royal Gold obtained as collateral a pledge of shares of certain equity investments in public companies held by High River.  The market value of the pledged shares is approximately $59.5 million as of December 31, 2009.  The Company’s carrying value of its royalty interests at Taparko was approximately $15.3 million as of December 31, 2009.  The pledge of High River’s equity investments will remain in effect until the satisfaction of certain requirements as provided in the construction contract between Somita and its construction contractor.

SECOND QUARTER PRODUCTION AND REVENUE

Second quarter fiscal 2010 production and revenue for the Company’s principal royalty interests are shown in Table 1.  For more detailed information about each of our royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests.  The Company owns royalties on 119 properties on six continents, including royalties on 21 producing mines and 13 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:
Karen Gross
Vice President and Corporate Secretary
(303) 575-6504

Note: Management’s conference call reviewing the second quarter results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling
(800) 603-2779 (North America) or (973) 200-3960 (international), access #50474540.  The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section.  A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding the ramp up at Peñasquito and Andacollo, the expectation that Peñasquito and Andacollo will play a significant role in the future growth of the Company, the operator’s estimate that construction completion and ramp up of the second sulfide circuit at Peñasquito will be attained in the third calendar quarter of 2010 and commercial production will be achieved during the third calendar quarter of 2010, the operator’s estimate that commercial production at Andacollo is expected to be reached in the first half of 2010, that the special meeting of IRC’s shareholders will be held on February 16, 2010, and the operators’ estimates regarding production at the Company’s other royalty properties.  Factors that could cause actual results to differ materially from the projections include, among others, any delay in the closing or termination of the transaction to acquire the outstanding shares of IRC, precious metals prices, performance of and production at the Company's royalty properties, decisions and activities of the operators of the Company's royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, delays in the operators securing or their inability to secure necessary governmental permits, changes in operator’s project parameters as plans continue to be refined, economic and market conditions, possible liquidity and production problems at Taparko and other royalty properties, the Company’s exercise of its rights under the Taparko Funding Agreement, buy-down rights at Malartic, litigation, the ability of the operator to bring the Andacollo project into production as expected, and other subsequent events, as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

*Free Cash Flow:  The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting.  Free cash flow is a non-GAAP financial measure.  The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less non-controlling interests in operating income of consolidated subsidiary.  While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles.  See Schedule A, attached to this press release for a GAAP reconciliation.

TABLE 1
Second Quarter Fiscal 2010
Royalty Production and Revenue for Principal Royalty Interests

				QUARTER ENDED DECEMBER 31, 2009		QUARTER ENDED DECEMBER 31, 2008
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production [1]	Royalty Revenue ($ Millions)	Reported Production [1]
Cortez	GSR1 and GSR2 [2] GSR3 [2] NVR1 [2]	Barrick	Gold	8.9	124,973 oz.	3.5	65,425 oz.
Taparko	TB-GSR1 [3] TB-GSR2 [3]	High River	Gold	8.9	32,202 oz.	1.4	7,505 oz.
Robinson [4]	3.0% NSR	Quadra	Gold Copper	3.6	24,057 oz. 31.7M lbs.	(1.3)	22,844 oz. 29.2M lbs.
Leeville	1.8% NSR	Newmont	Gold	3.0	150,328 oz.	2.0	138,669 oz.
Mulatos	1.0 - 5.0% NSR [5]	Alamos	Gold	2.4	43,928 oz.	1.5	38,741 oz.
Siguiri	0.00 - 1.875% NSR [6]	AngloGold Ashanti	Gold	1.6	77,042 oz.	1.2	81,431 oz.
Peñasquito	2.0% NSR	Goldcorp	Gold Silver	1.1	28,120 oz. 1.2M oz.	0.3	10,057 oz. 935,784 oz.
Goldstrike	0.9% NSR	Barrick	Gold	0.6	64,420 oz.	1.8	257,207 oz.
Dolores	3.25% NSR (Au) 2.0% NSR (Ag)	Minefinders	Gold Silver	0.4	19,305 oz. 349,248 oz.	0.02 [7] -	2,440 [7] -
Other Royalty Properties [8]	-	-	Various	4.2	N/A	4.2	N/A
Total Royalty Revenue				34.7		14.6
Footnotes follow on page 7.

FOOTNOTES

[1]
Reported production relates to the amount of metal sales that are subject to our royalty interests for the quarters ended December 31, 2009 and December 31, 2008, as reported to us by the operators of the mines.

[2]	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%. As of October 1, 2008, the GSR2 royalty percentage was restructured to match the current GSR1 rate.

[3]
Royalty percentages:  TB-GSR1 – 15.0%; TB-GSR2 – 4.3% when the average monthly gold price ranges between $385 and $430 per ounce.  Outside of this range, the royalty rate is calculated by dividing the average monthly gold price by 100 for gold prices above $430 per ounce, or by dividing the average monthly gold price by 90 for gold prices below $385 per ounce (e.g., a $900 per ounce gold price results in a rate of 900/100 = 9.0%).  Two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko-Bouroum project area, and a 0.75% GSR milling royalty (“TB-MR1”).  The TB-MR1 royalty applies to ore that is mined outside of the defined area of the Taparko-Bouroum project that is processed through the Taparko facilities up to a maximum of 1.1 million tons per year.   Both the TB-GSR3 and TB-MR1 royalties commence once TB-GSR1 and TB-GSR2 have ceased.  Both TB-GSR1 and TB-GSR2 continue until either production reaches 804,420 ounces of gold, or payments totaling $35 million under TB-GSR1 are received, whichever comes first.  As of December 31, 2009, Royal Gold has recognized approximately $20.1 million in royalty revenue under TB-GSR1 that is attributable to cumulative production of approximately 142,000 ounces of gold.

[4]
Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.  A negative figure reflects an amount that is offset against future metal sales subject to our royalty.

[5]	The Company’s sliding-scale royalty is subject to a 2.0 million ounce cap on gold production. There has been approximately 506,000 ounces of cumulative production as of December 31, 2009.

[6]
The Company’s royalty is capped once payments of approximately $12.0 million have been received.  As of December 31, 2009, approximately $4.9 million remains unrecognized under the cap.  NSR sliding-scale schedule (price of gold per ounce - royalty rate as of 9/30/09): $0 to $495.71 – 0.00%; $495.72 to $566.54 – 0.625%; $566.55 to $601.94 – 0.875%; $601.95 to $637.35 – 1.125%; $637.36 to $672.76 – 1.50%; $672.77 and above – 1.875%.  The sliding-scale schedule is adjusted based on the average of the United States, Australian and Canadian Consumer Price Indices on an annual basis.  The most current rate available is reflected herein.

[7]
Royalty was acquired in October 2007 and production from the 1.25% royalty on gold commenced during the fourth quarter of calendar 2008.  The Company’s 2.0% NSR royalty on gold and silver became effective on May 1, 2009, once commercial production was achieved.  Production volumes for Dolores are based upon Royal Gold’s estimates as actual production data was not available as of the time of this press release.

[8]
“Other” includes all of the Company’s non-principal producing royalties as of December 31, 2009 and 2008.  Individually, no royalty included within “Other” contributed greater than 5% of our total royalty revenue for either period.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	December 31,	June 30,
	2009	2009
	(Unaudited)
Current assets
Cash and equivalents	$316,837	$294,566
Royalty receivables	32,440	20,597
Income tax receivable	4,279	2,372
Deferred tax assets	158	166
Prepaid expenses and other	720	1,007
Total current assets	354,434	318,708

Royalty interests in mineral properties, net	435,311	455,966
Restricted cash – compensating balance	-	19,250
Inventory – restricted	9,943	10,622
Other assets	4,665	5,378
Total assets	$804,353	$809,924

Current liabilities
Accounts payable	$3,575	$2,403
Dividends payable	3,684	3,259
Other	545	527
Total current liabilities	7,804	6,189

Net deferred tax liabilities	21,224	23,371
Chilean loan facility	-	19,250
Other long-term liabilities	831	703
Total liabilities	29,859	49,513

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value, authorized 100,000,000 shares; and issued 40,741,654 and 40,480,311 shares, respectively	407	405
Additional paid-in capital	710,478	702,407
Accumulated other comprehensive income (loss)	68	(80)
Accumulated earnings	56,503	46,709
Treasury stock, at cost (74,430 and 0 shares, respectively)	(3,557)	-
Total Royal Gold stockholders’ equity	763,899	749,441
Non-controlling interests	10,595	10,970
Total stockholders’ equity	774,494	760,411
Total liabilities and stockholders’ equity	$804,353	$809,924

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)
	For The Three Months Ended
	December 31,	December 31,
	2009	2008
Royalty revenues	$34,740	$14,622

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and amortization shown separately below)	1,638	613
General and administrative	2,972	2,122
Exploration and business development	2,828	963
Depreciation, depletion and amortization	12,101	8,537
Total costs and expenses	19,539	12,235

Operating income	15,201	2,387

Gain on royalty restructuring	-	31,500
Interest and other income	150	166
Interest and other expense	(166)	(357)
Income before income taxes	15,185	33,696

Income tax expense	(4,833)	(11,998)
Net income	10,352	21,698
Less: Net income attributable to non-controlling interests	(737)	(301)
Net income attributable to Royal Gold stockholders	$9,615	$21,397

Net income	$10,352	$21,698
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	94	240
Comprehensive income	$10,446	$21,938
Comprehensive income attributable to non-controlling interests	(737)	(301)
Comprehensive income attributable to Royal Gold stockholders	$9,709	$21,637

Net income per share attributable to Royal Gold stockholders:

Basic earnings per share	$0.24	$0.63
Basic weighted average shares outstanding	40,578,426	33,961,206
Diluted earnings per share	$0.23	$0.62
Diluted weighted average shares outstanding	40,962,137	34,375,388
Cash dividends declared per common share	$0.09	$0.08

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)
	For The Six Months Ended
	December 31,	December 31,
	2009	2008
Royalty revenues	$60,853	$30,701

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and amortization shown separately below)	2,839	1,460
General and administrative	5,167	3,793
Exploration and business development	3,713	1,637
Depreciation, depletion and amortization	23,179	12,960
Total costs and expenses	34,898	19,850

Operating income	25,955	10,851

Gain on royalty restructuring	-	31,500
Interest and other income	1,903	983
Interest and other expense	(521)	(523)
Income before income taxes	27,337	42,811

Income tax expense	(7,864)	(15,127)
Net income	19,473	27,684
Less: Net income attributable to non-controlling interests	(2,733)	(538)
Net income attributable to Royal Gold stockholders	$16,740	$27,146

Net income	$19,473	$27,684
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	147	(72)
Comprehensive income	$19,620	$27,612
Comprehensive income attributable to non-controlling interests	(2,733)	(538)
Comprehensive income attributable to Royal Gold stockholders	$16,887	$27,074

Net income per share attributable to Royal Gold stockholders:

Basic earnings per share	$0.41	$0.80
Basic weighted average shares outstanding	40,540,283	33,943,851
Diluted earnings per share	$0.41	$0.79
Diluted weighted average shares outstanding	40,942,564	34,343,827
Cash dividends declared per common share	$0.17	$0.15

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	For The Six Months Ended
	December 31,	December 31,
	2009	2008
Cash flows from operating activities:
Net income	$19,473	$27,684
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	23,179	12,960
Gain on distribution to non-controlling interest	(1,742)	-
Deferred tax benefit	(1,446)	(2,541)
Non-cash employee stock compensation expense	3,087	1,551
Gain on royalty restructuring	-	(31,500)
Tax benefit of stock-based compensation exercises	(739)	(253)
Changes in assets and liabilities:
Royalty receivables	(13,416)	1,484
Prepaid expenses and other assets	634	(289)
Accounts payable	1,417	2,236
Income taxes (receivable) payable	(2,007)	11,372
Other	(557)	(499)
Net cash provided by operating activities	$27,883	$22,205

Cash flows from investing activities:
Acquisition of royalty interests in mineral properties	-	(186,110)
Proceeds from royalty restructuring	-	31,500
Change in restricted cash – compensating balance	19,250	(3,500)
Proceeds on sale of Inventory - restricted	3,108	-
Deferred acquisition costs	(343)	(62)
Other	(81)	(15)
Net cash provided by (used in) investing activities	$21,934	$(158,187)

Cash flows from financing activities:
Tax benefit of stock-based compensation exercises	739	253
(Prepayment of) borrowings under Chilean loan facility	(19,250)	3,500
Common stock dividends	(6,522)	(4,768)
Distribution to non-controlling interests	(3,108)	-
Proceeds from issuance of common stock	594	723
Debt issuance costs	(2)	(721)
Other	3	-
Net cash used in financing activities	$(27,546)	$(1,013)

Net increase (decrease) in cash and equivalents	22,271	(136,995)

Cash and equivalents at beginning of period	294,566	192,035

Cash and equivalents at end of period	$316,837	$55,040

Non-cash investing and financing activities:
Royalty restructuring	$(1,572)	$-
Treasury stock	$(3,557)	$-

SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues. Free cash flow is a non-GAAP financial measure.  Free cash flow is definedby the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiary.  Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio.  Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends.  Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations.  Below is the reconciliation to operating income:

ROYAL GOLD, INC.
Free Cash Flow Reconciliation

	For the Three Months Ended December 31, (Unaudited, iin thousands)

	2009	2008

Operating income	$15,201	$2,387
Depreciation, depletion and amortization	12,101	8,537
Non-Cash employee stock compensation	1,937	915
Non-controlling interest in operating income of consolidated subsidiary	(611)	(301)
Free cash flow	$28,628	$11,538

	For the Six Months Ended December 31, (Unaudited, iin thousands)

	2009	2008

Operating income	$25,955	$10,851
Depreciation, depletion and amortization	23,179	12,960
Non-cash employee stock compensation	3,087	1,551
Non-controlling interest in operating income of consolidated subsidiary	(991)	(538)
Free cash flow	$51,230	$24,824